Exhibit 99.1

BGC PARTNERS AND NEWMARK GROUP TO REPAY REMAINING BALANCE OF

$575 MILLION UNSECURED SENIOR TERM LOAN

BGC Makes Substantial Additional Investment in Newmark

Both Companies Greatly Improve Their Leverage Ratios

BGC Raises its Consolidated Outlook and Newmark Reaffirms its Outlook

Proposed Spin-Off of Newmark Still Expected to Occur1

NEW YORK, NY – March 7, 2018 – BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC”), a leading global brokerage company servicing the financial and real estate markets, and its publicly traded subsidiary, Newmark Group, Inc. (NASDAQ: NMRK) (“Newmark”), today announced a substantial new investment by BGC in Newmark, which is expected to greatly enhance both companies’ credit metrics.

Additional BGC Investment in Newmark and Repayment of Term Loan

On March 7, 2018, BGC purchased approximately 16.6 million newly issued exchangeable limited partnership units (“Units”) of Newmark2 for $242.0 million. The price per Unit was based on the $14.57 closing price of Newmark’s Class A common shares on March 6, 2018. These newly-issued Units are exchangeable, at BGC’s discretion, into either Class A common shares or Class B common shares of Newmark. The Units sold to BGC were not subject to the 180-day “lock-up” restriction contained in the underwriting agreement for Newmark’s initial public offering (“IPO”).3 Newmark will use the proceeds from these newly issued Units to repay in full the remaining $242.0 million balance of its $575 million unsecured senior term loan before the end of the first quarter of 2018.4

Management Comment

“As we have stated many times, both BGC and Newmark intend to remain investment grade”, said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC and Chairman of Newmark. “By taking these actions, we have greatly strengthened both companies’ balance sheets and improved their leverage ratios. BGC and Newmark will be better positioned to pursue their long-term strategies of growing their revenues, earnings, and cash flow by profitably hiring and making accretive acquisitions”.

Improved Leverage Ratios

As a result of the debt repayment, both BGC’s consolidated and Newmark’s stand-alone long-term debt are expected to be reduced by $270.7 million, all else equal, when compared to year-end 2017.5 Both companies therefore expect annualized interest expenses to decrease by more than $11.4 million, and also expect to have ratios of long-term debt to Adjusted EBITDA of below 2.5 times as of the end of the first quarter of 2018, all else equal.6

[1]	See the section of this document called “Proposed Spin-Off of Newmark”.
[2]	For the purposes of this document, the term “BGC” includes subsidiaries of BGC, and the term “Newmark” includes subsidiaries of Newmark.
[3]	Pursuant to the underwriting agreement Newmark entered in connection with its IPO, Newmark is generally restricted from issuing shares of Newmark common stock for a period of 180 days following the date of the final prospectus for the IPO, subject to certain exceptions (which include shares of Newmark common stock into which Newmark Holdings exchangeable limited partnership units may be exchanged).
[4]	On September 8, 2017, BGC acquired Berkeley Point Financial LLC, including its wholly owned subsidiary Berkeley Point Capital LLC, which together are referred to as “Berkeley Point” or “BPF”. BPF became subsidiaries of Newmark as part of the separation of Newmark from BGC. In connection with the separation and prior to the closing of the IPO, Newmark assumed from BGC a term loan, due September 8, 2019, that had an outstanding principal amount of $575 million, plus accrued but unpaid interest thereon. The term loan partially financed the BPF acquisition.
[5]	For purposes of this document and for BGC’s consolidated results, “long-term debt” includes both long-term debt and collateralized borrowings. By the end of the first quarter of 2018, Newmark will have repaid the outstanding balance of the term loan as of year-end 2017 with cash on hand and the proceeds from the sale of its Units described herein. As of December 31, 2017, BGC’s consolidated long-term debt was $1,650.5 million and Newmark’s stand-alone long-term debt was $1,083.2 million. As of March 31, 2018, the comparable figures are expected to be approximately $1,376 million and $813 million, respectively.
[6]	The ratios are expected to be below 2.5 times as measured by long-term debt expected to be recorded as of March 31, 2018 divided by either Adjusted EBITDA for full year 2017 or by Adjusted EBITDA before allocations to units for full year 2017, all else equal. The interest paid on the term loan is based the following figures, all as of December 31, 2017: an outstanding principal amount of $270.7 million, plus accrued but unpaid interest thereon, with an interest rate calculated based on one-month LIBOR plus 2.75%, subject to adjustment, which was approximately 4.21% per annum.

Update to Outlooks

BGC is trending towards the high end of its previously stated consolidated outlook for revenues and Adjusted Earnings for the first quarter of 2018. This outlook was contained in BGC’s financial results press release issued on February 9, 2018, which can be found at http://ir.bgcpartners.com. BGC’s improved quarterly outlook is expected to more than offset the increase in BGC’s share count with respect to Adjusted Earnings per share.

Newmark today reaffirmed the entirety of its outlook for the full year 2018 as contained in Newmark’s financial results press release issued on the same date. This press release can be found at http://ir.ngkf.com. Newmark’s reiterated annual guidance includes the full impact of the items discussed in this document.

BGC Controlled Equity Offering

BGC funded the purchase using proceeds from its Controlled Equity Offering program7 (“CEO program”). Since December 19, 2017, BGC sold 19.4 million newly-issued Class A common shares under the CEO program for net proceeds of $270.9 million. While BGC has generally used the proceeds from the CEO program principally to facilitate the repurchase and/or redemption of BGC shares or units in connection with the equity-based compensation of its partners and employees, approximately $242.0 million of the gross proceeds were used to make the investment in Newmark Units. BGC does not intend to invest in additional shares, Units, or other share equivalents of Newmark for the foreseeable future.

Share Counts and Ownership

Following issuance under the CEO program, as well as shares and/or units issued with respect to equity-based compensation, front-office hires, and/or acquisitions, BGC’s fully diluted share count is 482.7 million. BGC continues to own 83.4% of the 138.6 million Class A common issued and outstanding shares of Newmark and 100% of the 15.8 million issued and outstanding Class B common shares of Newmark. Including the newly issued Units, BGC now owns 59.2% of the 253.3 million fully diluted shares of Newmark currently outstanding. The balance of Newmark’s fully diluted share count is owned by the public, Cantor, partners, and employees.8 Because Newmark limited partnership units are not entitled to a vote until they are exchanged for Newmark common stock, BGC’s voting power with respect to Newmark has not changed.

Proposed Spin-Off of Newmark

BGC still expects to pursue a distribution to its common stockholders of all of the Class A common shares and Class B common shares of Newmark that BGC then owns in a manner that is intended to qualify as generally tax-free for U.S. federal income tax purposes. As currently contemplated, shares of Class A common stock of Newmark held by BGC would be distributed to the holders of shares of Class A common stock of BGC, and shares of Class B common stock of Newmark held by BGC would be distributed to the holders of shares of Class B common stock of BGC. This spin-off would include any Newmark common shares that BGC obtains as a result of the exchange of the Newmark Units acquired by BGC in the transactions discussed above. The exact ratio of Newmark common shares to be distributed in respect of each BGC common share in the spin-off will depend on, among other things, the number of BGC common shares outstanding and the number of Newmark common shares (including Newmark common shares underlying Newmark Units) owned by BGC as of the record date of the spin-off.

[7]	Commonly referred to as an “An at-the-market (ATM) offering”.
[8]	In conjunction with the proposed spin-off of Newmark, limited partnership units potentially exchangeable into common class A shares of BGCP or NMRK are owned by employee/partners of both Newmark and BGC. Going forward, partners of Newmark will be compensated with Newmark partnership units and partners of BGC will be compensated with BGC partnership units. Over time, virtually all of the partners of Newmark are expected to only own units and/or shares of Newmark and virtually all of the partners of BGC are expected to only own units and/or shares of BGC. Cantor Fitzgerald, L.P. (“Cantor”) owns additional exchangeable limited partnership units of both BGCP and NMRK.

The Newmark common shares owned by BGC prior to Newmark’s IPO are subject to a 180-day “lock-up” restriction contained in the underwriting agreement for the IPO. The distribution is subject to a number of conditions, and BGC may determine not to proceed with the distribution if the BGC board of directors determines, in its sole discretion, that the distribution is not in the best interest of the Company and its stockholders. Accordingly, the distribution may not occur on the expected timeframe, or at all. Please see the section on “Certain Relationships and Related-Party Transactions—Separation and Distribution Agreement—The Distribution” in Newmark’s final IPO prospectus filed with the U.S. Securities and Exchange Commission for additional information regarding the proposed distribution.

BGC’s Non-GAAP Definitions

Please see BGC’s financial results press release issued on February 9, 2018, including the sections titled “Adjusted Earnings Defined”, “Differences between Consolidated Results for Adjusted Earnings and GAAP”, “Reconciliation of GAAP income (loss) to Adjusted Earnings”, “Adjusted EBITDA Defined”, “Adjusted EBITDA before allocations to units”, and “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA” for the complete and revised definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and these non-GAAP items for the periods discussed therein. This press release can be found at http://ir.bgcpartners.com.

Newmark’s Non-GAAP Definitions

Please see Newmark’s financial results press release issued on February 9, 2018, including the sections titled “Adjusted Earnings Defined”, “Differences between Consolidated Results for Adjusted Earnings and GAAP”, “Reconciliation of GAAP income (loss) to adjusted earnings”, “Adjusted EBITDA and Adjusted EBITDA Before Allocations to Units Defined”, and “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA” for the complete definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and these non-GAAP items for the periods discussed therein. This press release can be found at http://ir.ngkf.com.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. BGC offers Real Estate Services through its publicly traded subsidiary Newmark Group, Inc. BGC owns GFI Group Inc., a leading intermediary and provider of trading technologies and support services to the global OTC and listed markets. BGC’s Financial Services offerings include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, and structured products. BGC provides a wide range of services, including trade execution, broker-dealer services, clearing, trade compression, post trade, information, and other services to a broad range of financial and non-financial institutions. Through brands including FENICS, BGC Trader, Capitalab, Lucera, and FENICS Market Data, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: BGCP). BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com. You can also follow BGC at https://twitter.com/bgcpartners and/or https://www.linkedin.com/company/bgc-partners.

About Newmark Group, Inc.

Newmark is a full-service commercial real estate services business that offers a complete suite of services and products for both owners and occupiers across the entire commercial real estate industry. Newmark’s investor/owner services and products include capital markets (including investment sales), agency leasing, property management, valuation and advisory, diligence and underwriting and, under other trademarks and names like Berkeley Point and NKF Capital Markets, government sponsored enterprise lending, loan servicing, debt and structured finance and loan sales. Newmark’s occupier services and products include tenant representation, global corporate services, real estate management technology systems, workplace and occupancy strategy, consulting, project management, lease administration and facilities management. Newmark enhances these services and products through innovative real estate technology solutions and data analytics designed to enable its clients to increase their efficiency and profits by optimizing their real estate portfolio. Newmark has relationships with many of the world’s largest commercial property owners, real estate developers and investors, as well as Fortune 500 and Forbes Global 2000 companies. Newmark’s Class A common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: NMRK).

Note Regarding the Intellectual Property

BGC, BGC Trader, GFI, FENICS, FENICS.COM, Capitalab, Swaptioniser, ColleX, Newmark, Grubb & Ellis, ARA, Computerized Facility Integration, Landauer, Lucera, and Excess Space, Excess Space Retail Services, Inc., Berkeley Point and Grubb are trademarks/service marks, and/or registered trademarks/service marks and/or service marks of Newmark Group, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited. Controlled Equity Offering is a registered service mark of Cantor Fitzgerald & Co.

Discussion of Forward-Looking Statements about BGC Partners and Newmark

Statements in this document regarding BGC and Newmark that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. Except as required by law, BGC and Newmark undertake no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s and Newmark’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in these filings and any updates to such risk factors contained in subsequent Forms 10-K, Forms 10-Q or Forms 8-K.

Media Contact:

Karen Laureano-Rikardsen

+1 212-829-4975

Investor Contacts:

Ujjal Basu Roy (BGC), Kelly Collar (Newmark), or Jason McGruder (BGC and Newmark)

+1 212-610-2426